Exhibit 10.1

FIRST AMENDMENT TO THE

AGREEMENT AND PLAN OF SECURITIES EXCHANGE

BY AND AMONG

SHAMIKA 2 GOLD, INC.,

MIG INTERNATIONAL MINING GROUP

and

MILLENNIUM INTERNATIONAL GROUP, LLC

DATED: FEBRUARY 18, 2011

THIS FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF SECURITIES EXCHANGE (hereinafter referred to as the “Agreement”), is entered into as of this 18th day of February, 2011, by and among Shamika 2 Gold, Inc., a Nevada corporation (“Shamika”), MIG International Mining  Group, a company organized under the laws of the Republic of Mauritius (“MIG Mauritius”), the shareholders of MIG Mauritius set forth on the signature page hereof (the “MIG Mauritius Holders”), Millennium International Group, LLC, a California limited liability company (“MIG US”), and collectively with the MIG Mauritius Holders, the “MIG Mauritius Holders”).  (Shamika, MIG Mauritius, the MIG Mauritius Holders, and MIG US, are sometimes hereinafter collectively referred to as the “Parties” and individually as a “Party”).

W I T N E S S E T H

WHEREAS, on or about December 17, 2010, Shamika entered into an Agreement and Plan of Securities Exchange with The Millennium Mining Trust, Millennium International Group LLC and The Millennium International Group, PLC (collectively, the “MIG Mauritius Founders”), as representatives of the incorporators and future shareholders of MIG Mauritius prior to the formation of MIG Mauritius;

WHEREAS, since MIG Mauritius has been formed in accordance with the laws of the Republic of Mauritius and the founders of MIG Mauritius have contributed their respective assets and securities to MIG, Mauritius, the Parties have agreed to enter into this Agreement to reflect these and other changes;

WHEREAS, Shamika is a publicly-owned Nevada corporation with 65,000,000 shares of common stock, par value $0.00001 per share, issued and outstanding (the “Shamika Common Stock”) and is quoted on the Over the Counter Bulletin Board (the “OTCBB”) under the symbol “SHMX”.

WHEREAS, MIG Mauritius is a company organized under the laws of the Republic of Mauritius, of which shares representing approximately eighty-five percent (85%) of the outstanding ordinary shares (the “MIG Mauritius Shares”), are owned as of the date hereof by the MIG Mauritius Holders on the signature page hereto.

WHEREAS, The Millennium International Group, PLC is a public limited company organized under the laws of the Kingdom of Cambodia (“MIGPLC”) and is a wholly-owned subsidiary of MIG Mauritius.  MIG PLC is the holder of rights to mine gold and rubies from approximately 240 square kilometers in Samlaut, Cambodia;

WHEREAS, MIG US is the parent company of MIGPLC and owns approximately ninety-seven percent (97%) of the outstanding capitalization of MIGPLC.

WHEREAS, Shamika shall acquire the MIG Mauritius Shares from the MIG Mauritius Holders, consisting of (i) MIG Mauritius Shares from the MIG Mauritius Common Holders solely in exchange for an aggregate for fifty-seven million (57,000,000) newly issued shares of Shamika Common Stock (“Shamika Exchange Shares”) and (ii) all of the outstanding membership interests of MIG US (the “MIG US Interests”), solely in exchange for five hundred thousand (500,000) shares of Shamika’s Series B Performing Preferred Stock, par value $0.001 per share (the “Performing Preferred Shares”), which entitles the holder, to receive a dividend equal to forty-five percent (45%) of the net operating profit, after taxes of MIG’s mining project operations in Samlaut, Cambodia (the “Performing Preferred Shares”, collectively with the Shamika Exchange Shares, the “Exchange Shares”) pursuant to the terms and conditions set forth in this Agreement.

WHEREAS, immediately upon consummation of the Closing, (i) the Exchange Shares will be issued to the MIG Mauritius Holders on a pro rata basis, in proportion to the ratio that the number MIG Mauritius Shares held by such MIG Mauritius Holders bears to the pro rata portion of MIG Mauritius Shares held by all the MIG Mauritius Holders as of the date of the Closing set forth on Schedule I and (ii) the Performing Preferred Shares will be issued to MIG US;

WHEREAS, in order to ensure the timely commencement of operations of MIGPLC, the Parties desire to consummate the Closing in escrow until MIGPLC has been issued the required production licenses from the relevant authorities in Cambodia and has commenced commercial production for a period of at least two months;

WHEREAS, following the Closing, MIG Mauritius will be a subsidiary of Shamika and the Exchange Shares will represent approximately forty-six and seven tenth percent (46.7%) of the total outstanding shares of Shamika Common Stock and one hundred percent (100%) of the total outstanding shares of Performing Preferred Shares, on a fully diluted basis.

WHEREAS, the Parties intend that the transaction contemplated herein (the “Transaction”) qualify as a reorganization and tax-free exchange under Section 368(a) of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, on the stated premises and for and in consideration of the foregoing recitals which are hereby incorporated by reference, the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

PLAN OF EXCHANGE

1.1 The Exchange.  At the Closing (as hereinafter defined), the Exchange Shares shall be distributed as follows:

(a)           all of the MIG Mauritius Shares held by the MIG Mauritius Holders immediately prior to the Closing Date, representing approximately eighty-five percent (85%) of the MIG Mauritius capital stock issued and outstanding immediately prior to the Closing Date, shall be exchanged for fifty-seven million (57,000,000) shares of Shamika Common Stock.  After the Closing Date, the MIG Mauritius Holders shall no longer own any MIG Mauritius Shares and the former MIG Mauritius Shares shall represent the pro rata portion of the Exchange Shares issuable in exchange therefor pursuant to this Agreement.  Any fractional shares that would result from such exchange will be rounded up to the next highest whole number; and

(b)           all of the MIG US Interests shall be exchanged for five hundred thousand (500,000) Performing Preferred Shares.  After the Closing Date, MIGPLC shall no longer own any MIG US Interests.

1.2 Closing in Escrow.  At the Closing, the Shamika Exchange Shares, the Performing Shares and the Exchange Shares shall be held in escrow with Shamika’s counsel, Tarter Krinsky & Drogin, LLP (the “Escrow Agent”) until such time that the Escrow Agent has received satisfactory, documentary proof that MIG Mauritius has received all required production licenses in Cambodia to mine approximately 240 square kilometers for gold and ruby mineralization in mining exploration rights located in Samlaut, Cambodia, (the “Mining Rights”) and has commenced commercial production for a period of at least two months (the “Release Conditions”).  Following satisfactory proof of the Release Conditions, the Escrow Agent shall release the Shamika Exchange Shares to the MIG Mauritius Holders, the Performing Preferred Shares to the MIG US Holders and the MIG Mauritius Shares to Shamika.  If the Release Condition have not been satisfied within six (6) months from the Closing, Shamika shall have the right to terminate the Agreement, in accordance with Section 7.1(b) hereof.  Notwithstanding anything to the contrary contained within this Section 1.2, Shamika’s obligation for the Financing Condition (as that term is defined in Section 4.9 herein), is not precedent upon the Release Conditions and Shamika will provide such sums immediately upon availability as set forth in Section 4.9.

1.3 Closing. The closing (“Closing”) of the transactions contemplated by this Agreement shall occur immediately following the execution of this Agreement providing the closing conditions set forth in Articles V and VI have been satisfied or waived (the “Closing Date”).

1.4 Closing Events.  At the Closing, each of the respective parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all stock certificates, officers’ certificates, opinions, financial statements, schedules, agreements, resolutions, rulings, or other instruments required by this Agreement to be so delivered at or prior to the Closing, and the documents and certificates provided in Sections 5.2, 5.4, 6.2, and 6.5, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.  If agreed to by the parties, the Closing may take place through the exchange of documents (other than the exchange of stock certificates) by fax, email and/or express courier.  At the Closing, the Exchange Shares shall be issued in the names and denominations provided by MIG Mauritius.

1.5 Standstill.  Until the date of the Closing (the “No Shop Period”), neither MIGPLC, MIG Mauritius nor the MIG Mauritius Holders will (i) solicit or encourage any offer or enter into any agreement or other understanding, whether written or oral, for the sale, transfer or other disposition of any capital stock or assets of MIG Mauritius to or with any other entity or person, except as contemplated by the Transaction, other than sales of goods and services by MIG Mauritius in the ordinary course of its business; (ii) entertain or pursue any unsolicited communication, offer or proposal for any such sale, transfer or other disposition; or (iii) furnish to any person or entity (other than Shamika, and its authorized agents and representatives) any nonpublic information concerning MIG Mauritius or its business, financial affairs or prospects for the purpose or with the intent of permitting such person or entity to evaluate a possible acquisition of any capital stock or assets of MIG Mauritius.  If either MIG Mauritius or any of the MIG Mauritius Holders shall receive any unsolicited communication or offer, MIG Mauritius or the MIG Mauritius Holders, as applicable, shall immediately notify Shamika of the receipt of such communication or offer.

1.6 Exemption From Registration. Shamika and MIG Mauritius intend that the Exchange Shares to be issued pursuant to Section 1.1 hereof will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), by reason of section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated by the SEC thereunder.

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF MIG MAURITIUS

MIG Mauritius represents and warrants to Shamika that the statements contained in this Article II are true and correct, to the knowledge of MIG Mauritius. For purposes of this Article II, the phrase “to the knowledge of MIG Mauritius” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of MIG Mauritius immediately before the Closing.

2.1 Organization.  MIG Mauritius is a private company duly organized, validly existing, and in good standing under the laws of the Republic of Mauritius.  MIG Mauritius has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects, including qualification to do business as a foreign corporation in jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have MIG Mauritius Material Adverse Effect (as that term is defined below).  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of MIG Mauritius’ organizational documents.  MIG Mauritius has taken all action required by laws, its memorandum of association, certificate of business registration, or otherwise to authorize the execution and delivery of this Agreement. MIG Mauritius shall have full power, authority, and legal right and has taken or will take all action required by law, its memorandum of association and otherwise to consummate the transactions herein contemplated. For purposes of this Agreement, “MIG Mauritius Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of MIG Mauritius or its subsidiaries taken as a whole.

2.2 Capitalization. The authorized capital stock of MIG Mauritius consists of ordinary shares. All of the issued and outstanding MIG Mauritius Shares are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.  There are no notes or other indebtedness convertible into shares of any class of the MIG Mauritius’ capital stock, outstanding or authorized options, warrants, rights, agreements or commitments to which MIG Mauritius is a party or which would be binding upon MIG Mauritius providing for the issuance or redemption of any of its capital stock.  There will be no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to MIG Mauritius. There are no agreements to which the MIG Mauritius is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of MIG Mauritius. To the knowledge of MIG Mauritius, there are no agreements among other parties, to which MIG Mauritius is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of MIG Mauritius. All of the issued and outstanding MIG Mauritius Shares will be issued in compliance with applicable laws of its jurisdiction.

2.3 Financial Statements.

(a)           MIG Mauritius has filed all local income tax returns required to be filed.  All such returns will be complete and accurate in all material respects.

(b)           MIG Mauritius has no liabilities with respect to the payment of federal, county, local, or other taxes (including any deficiencies, interest, or penalties), except for taxes accrued but not yet due and payable, for which MIG Mauritius may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity.

(c)           No deficiency for any taxes has been proposed, asserted or assessed against MIG Mauritius.  There has been no tax audit, nor has there been any notice to MIG Mauritius by any taxing authority regarding any such tax audit, or, to the knowledge of MIG Mauritius, is any such tax audit threatened with regard to any taxes or MIG Mauritius tax returns.  MIG Mauritius does not expect the assessment of any additional taxes of MIG Mauritius for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the liability for taxes of MIG Mauritius.

(d)           MIG Mauritius will provide to Shamika the audited balance sheets of MIG Mauritius as of January 31, 2011, and the audited statements of income, shareholders’ equity and cash flows of MIG Mauritius (collectively “MIG Mauritius Financial Statements”) for the period ended January 31, 2011 (the “MIG Mauritius Balance Sheet Date”).  The MIG Mauritius Financial Statements will have been prepared from the books and records of MIG Mauritius in accordance with International Accounting Standards (“IAS”) applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of MIG Mauritius and the Subsidiaries as of the respective dates thereof and for the periods referred to therein, comply as to form with the applicable rules and regulations of the SEC for inclusion of such MIG Financial Statements in the Shamika filings with the SEC as required by the Securities Exchange Act of 1934 (the “Exchange Act”) and are consistent with the books and records of MIG Mauritius and the Subsidiaries, except as provided in the notes thereto.

2.4 Disclosure. No representation or warranty by MIG Mauritius contained in this Agreement or in any of the transaction documentation, and no statement contained in the any document, certificate or other instrument delivered or to be delivered by or on behalf of MIG Mauritius pursuant to this Agreement or therein, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. MIG Mauritius has disclosed to Shamika all material information relating to the business of MIG Mauritius or the transactions contemplated by this Agreement.

2.5 Undisclosed Liabilities. MIG Mauritius has no material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the MIG Mauritius Balance Sheets referred to in Section 2.3, (d) liabilities which have arisen since the MIG Mauritius Balance Sheet Date in the Ordinary Course of Business (as defined herein) and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by IAS to be reflected on a balance sheet.  As used in this Agreement, “Ordinary Course of Business” means the ordinary course of MIG Mauritius’ business, consistent with past custom and practice (including with respect to frequency and amount).

2.6 Absence of Certain Changes or Events.  Except as set forth in this Agreement or in the MIG Mauritius Financial Statements.

(a)           except in the Ordinary Course of Business, there will not be (i) any material adverse change in the business, operations, properties, assets, or condition of MIG Mauritius; or (ii) any damage, destruction, or loss to MIG Mauritius (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of MIG Mauritius;

(b)           MIG Mauritius shall have not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) not otherwise in the ordinary course of business; (ii) paid any material obligation or liability not otherwise in the ordinary course of business (absolute or contingent) other than current liabilities reflected in or shown on the most recent MIG Mauritius consolidated balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights not otherwise in the ordinary course of business; (iv) made or permitted any amendment or termination of any contract, agreement, or license to which they are a party not otherwise in the ordinary course of business if such amendment or termination is material, considering the business of MIG Mauritius; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock).

2.7 Litigation and Proceedings.  There are no actions, suits, proceedings, or investigations pending or, to the knowledge of MIG Mauritius, threatened by or against MIG Mauritius or affecting MIG Mauritius, or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

2.8 No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which MIG Mauritius is a party or to which any of its properties or operations are subject.

2.9 Contracts.  MIG Mauritius has provided, or will provide Shamika, copies of all material contracts, agreements, franchises, license agreements, or other commitments to which MIG Mauritius is a party or by which it or any of its assets, products, technology, or properties are bound.

2.10 Compliance With Laws and Regulations.  MIG Mauritius has complied with all applicable statutes and regulations of any national, county, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of MIG Mauritius.

2.11 Approval of Agreement.  The board of directors of MIG Mauritius (the “MIG Mauritius Board”) and the MIG Mauritius Holders will have authorized the execution and delivery of this Agreement by MIG Mauritius and will have approved the transactions contemplated hereby prior to closing. This Agreement has been duly and validly executed and delivered by MIG Mauritius and constitutes a valid and binding obligation of MIG Mauritius, enforceable against MIG Mauritius in accordance with its terms.

2.12 Title and Related Matters.  MIG Mauritius will have good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the MIG Mauritius balance sheet or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except: statutory liens or claims not yet delinquent.

2.13 Governmental Authorizations.  MIG Mauritius will have all licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by MIG Mauritius of this Agreement and the consummation by MIG Mauritius of the transactions contemplated hereby.

2.14 Continuity of Business Enterprises.  MIG Mauritius has no commitment or present intention to liquidate MIG Mauritius or sell or otherwise dispose of a material portion of its business or assets following the consummation of the transactions contemplated hereby.

2.15 Ownership of MIG Mauritius Shares.  MIGPLC, MIG US and the MIG Mauritius Holders are the legal and beneficial owners of approximately 85% of the MIG Mauritius Shares, free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever, and have full right, power, and authority to transfer, assign, convey, and deliver their respective MIG Mauritius Shares; and delivery of such MIG Mauritius Shares at the Closing will convey to Shamika good and marketable title to such MIG Mauritius Shares free and clear of any claims, charges, equities, liens, security interests, and encumbrances except for any such claims, charges, equities, liens, security interests, and encumbrances arising out of such MIG Mauritius Shares being held by Shamika.

2.16 Brokers. MIG Mauritius has not entered into any contract with any person, firm or other entity that would obligate MIG Mauritius or Shamika to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.

2.17 Subsidiaries and Predecessor Corporations.  Each subsidiaries (a “Subsidiary”) of MIG Mauritius is set forth on Schedule 2,17 hereto.  For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture or other entity in which a Party has, directly or indirectly, an equity interest representing 50% or more of the equity securities thereof or other equity interests therein (collectively, the “Subsidiaries”).

2.18 Intellectual Property.  MIG Mauritius owns or has the right to use all Intellectual Property (as defined below) necessary (i) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by MIG Mauritius or the Subsidiaries to other parties (together, the “Customer Deliverables”) and (ii) to operate the internal systems of MIG Mauritius or the Subsidiaries that are material to its business or operations, including, without limitation, computer hardware systems, software applications and embedded systems (the “Internal Systems”; the Intellectual Property owned by or licensed to MIG Mauritius or the Subsidiaries and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the “MIG Mauritius Intellectual Property”). Each item of MIG Mauritius Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. MIG Mauritius has taken all reasonable measures to protect the proprietary nature of each item of MIG Mauritius Intellectual Property. To the knowledge of MIG Mauritius, (a) no other person or entity has any rights to any of MIG Mauritius Intellectual Property owned by MIG Mauritius except pursuant to agreements or licenses entered into by MIG Mauritius and such person in the ordinary course, and (b) no other person or entity is infringing, violating or misappropriating any of MIG Mauritius Intellectual Property. For purposes of this Agreement, “Intellectual Property” means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) computer software, data and documentation, (iv) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (v) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vi) other proprietary rights relating to any of the foregoing.

2.19 Certain Business Relationships With affiliates. Except as contemplated by employment agreements, consulting agreements and the agreements contemplated by the Transactions: (i) no affiliate of MIG Mauritius (a) owns any property or right, tangible or intangible, which is used in the business of MIG Mauritius (b) has any claim or cause of action against MIG Mauritius or (c) owes any money to, or is owed any money by, MIG Mauritius.

2.20 Title To and Mining Rights.  As a material inducement to enter into this Agreement, MIG Mauritius represents and warrants that, following the Contribution, it shall have good and marketable title to the Mining Rights free and clear of all encumbrances. There shall be no outstanding options or rights to purchase the Mining Rights or any portion thereof. There shall be no pending or threatened eminent domain proceedings with respect to any portion of the Mining Rights. There shall be no injunction, decree, order or judgment outstanding, nor any action, claim, suit, arbitration or other proceeding, pending or threatened, relating to the ownership, occupancy or use of the Mining Rights by any person. Except for de minimis items, MIG Mauritius owns the Mining Rights.

ARTICLE III

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF SHAMIKA

Shamika represents and warrants to MIG Mauritius that the statements contained in this Article III are true and correct, For purposes of this Article III, the phrase “to the knowledge of Shamika” or any phrase of similar import shall be deemed to refer to the actual knowledge of executive officers of Shamika, immediately before the Closing.

3.1 Organization.  Shamika is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Shamika’s Articles of Incorporation or bylaws. Shamika has taken all action required by law, its Articles of Incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and Shamika has full power, authority, and legal right and has taken all action required by law, its Articles of Incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

3.2 Capitalization. The authorized capital stock of Shamika consists of 310,000,000 shares, consisting of 300,000,000 shares of  Shamika Common Stock and 10,000,000 shares of Shamika preferred stock par value $0.00001 per share (the “Shamika Preferred Stock).  Immediately prior to the Closing, there shall be 68,600,000 shares of Shamika Common Stock issued and outstanding, and 100,000 shares of Series A Convertible Preferred Stock issued and outstanding.  All of the issued and outstanding shares of Shamika Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.  The Board of Directors of Shamika have reserved for issuance 14,078,640 shares of Common Stock as follows: 3,000,000 shares in accordance with an incentive stock option plan; up to 4,000,000 shares of Shamika Common Stock and warrants to purchase an additional 2,000,000 shares of Shamika Common Stock pursuant to a private placement offering; and a convertible promissory note initially convertible into 1,478,640 shares of Common Stock.  There are no other outstanding agreements or commitments to which Shamika is a party or which are binding upon Shamika providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Shamika. There are no agreements to which Shamika is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of Shamika. To the knowledge of Shamika, there are no agreements among other parties, to which Shamika is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of Shamika. All of the issued and outstanding shares of Shamika Common Stock were issued in compliance with applicable federal and state securities laws. The Exchange Shares to be issued at the Closing pursuant to Section 1.1 hereof, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights.

3.3 Financial Statements.  The audited financial statements and unaudited interim financial statements of the Shamika included in the Shamika Reports (collectively, the “Shamika Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with IAS applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Shamika as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Shamika.

3.4 Securities Act and Exchange Act Filings.  Shamika has furnished or made available to MIG Mauritius complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the Fiscal Year ended December 31, 2009, which contains audited financial statements for the period January 26, 2005 (inception) through December 31, 2009, and (b) all other reports filed by Shamika under Section 13 or 15(d) of the Exchange Act and all proxy or information statements filed by Shamika under subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since July 21, 2005 (such documents are collectively referred to herein as the “Shamika Reports”). The Shamika Reports constitute all of the documents required to be filed by Shamika under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from July 21, 2005 through the date of this Agreement. Shamika Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed.  Each Shamika Report filed under the Exchange Act was filed on or before its due date (if any) or within the applicable extension period provided under the Exchange Act. As of their respective dates, Shamika Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.5 Undisclosed Liabilities. To the knowledge of Shamika, neither Shamika nor any Subsidiary has any material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Shamika Balance Sheets referred to in Section 2.3, (d) liabilities which have arisen since the Shamika Balance Sheet Date in the Ordinary Course of Business (as defined herein) and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by IAS to be reflected on a balance sheet.  As used in this Agreement, “Ordinary Course of Business” means the ordinary course of Shamika’s business, consistent with past custom and practice (including with respect to frequency and amount).

3.6 Absence of Certain Changes or Events.  Except as described herein or in the Shamika Reports:

(a)           There has not been (i) any material adverse change, financial or otherwise, in the business, operations, properties, assets, or condition of Shamika (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of Shamika;

(b)           Shamika has not (i) amended its Articles of Incorporation or by-laws; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to shareholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Shamika; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for, or with its officers, directors, or employees;

(c)           Shamika has not (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Shamika balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, property, or rights (except assets, property, or rights not used or useful in its business which, in the aggregate have a value of less than $5,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $5,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Shamika; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d)           To the best knowledge of Shamika, it has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of Shamika.

3.7 Title and Related Matters.  Except as set forth in the Shamika Reports, Shamika has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the Shamika balance sheet or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except:

(a)           statutory liens or claims not yet delinquent; and

(b)           such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties.

3.8 Litigation and Proceedings.  Except as set forth in the Shamika Reports, there are no actions, suits, or proceedings pending or, to the knowledge of Shamika, threatened by or against or affecting Shamika, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

3.9 Contracts.  Shamika is not a party to any material contract, agreement, or other commitment, except as specifically disclosed in its schedules to this Agreement.

3.10 No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Shamika is a party or to which it or any of its assets or operations are subject.

3.11 Governmental Authorizations.  Shamika is not required to have any licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Shamika of this Agreement and the consummation by Shamika of the transactions contemplated hereby.

3.12 Compliance With Laws and Regulations. Each of Shamika and its Subsidiaries:

(a)           and the conduct and operations of their respective businesses, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any governmental entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Shamika Material Adverse Effect;

(b)           has complied with all federal and state securities laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations;

(c)           has not, and the past and present officers, directors and affiliates of Shamika have not, been the subject of, nor does any officer or director of Shamika have any reason to believe that Shamika or any of its officers, directors or affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws;

(d)           has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation;

(e)           has not, and the past and present officers, directors and affiliates have not, been the subject of, nor does any officer or director of Shamika have any reason to believe that Shamika or any of its officers, directors or affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person;

(f)           does not and will not immediately prior to the Closing, have any liabilities, contingent or otherwise, including but not limited to notes payable and accounts payable, and is not a party to any executory agreements; and

(g)           is not a “blank check Company” as such term is defined by Rule 419 of the Securities Act.

3.13 Insurance.  Shamika has all necessary insurance to operate its business and the business of its subsidiaries.

3.14 Approval of Agreement.  The board of directors of Shamika (the “Shamika Board”) has authorized the execution and delivery of this Agreement by Shamika and has approved this Agreement and the transactions contemplated hereby.

3.15 Material Transactions of Affiliations.  Except as disclosed herein or the SEC Reports, there exists no material contract, agreement, or arrangement between Shamika and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record or known by Shamika to own beneficially, 10% or more of the issued and outstanding common stock of Shamika and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof. Neither any officer, director, nor 10% stockholder of Shamika has, or has had during the last preceding full fiscal year, any known interest in any material transaction with Shamika which was material to the business of Shamika. Shamika has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other material transaction with any such affiliated person.

3.16 Employment Matters.  Shamika has no employees other than its executive officers.

3.17 Brokers.  Shamika has not entered into any contract with any person, firm or other entity that would obligate MIG Mauritius or Shamika to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.

3.18 Subsidiaries.  Shamika has no Subsidiaries other than Shamika Gold Mining Sprl (the “Shamika Subsidiaries”).   The Shamika Subsidiaries are corporations duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its respective incorporation. Shamika has delivered or made available to MIG Mauritius complete and accurate copies of the charter, bylaws or other organizational documents of the Shamika Subsidiaries.  All of the issued and outstanding shares of capital stock of the Shamika Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of the Shamika Subsidiaries are owned by Shamika free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Shamika or the Shamika Subsidiaries are a party to or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Shamika Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Shamika Subsidiaries There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Shamika Subsidiaries.

3.19 Disclosure. No representation or warranty by Shamika contained in this Agreement or in any of the transaction documentation, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of Shamika pursuant to this Agreement or therein, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Shamika has disclosed to MIG Mauritius all material information relating to the business of Shamika or any Subsidiary or the transactions contemplated by this Agreement.

ARTICLE IV

SPECIAL COVENANTS

4.1 Reimbursement of MIGPLC Expenses.  Upon final closing, Shamika shall reimburse MIGPLC for expenses related to field visits incurred in securing and examining the Mining Rights including, but not limited to, helicopter travel and security, up to the amount of ten thousand dollars ($10,000) and licensing fees incurred in acquiring the Mining Rights up to the amount of thirty-five thousand dollars ($35,000).

4.2 Current Report.  In connection with the Closing, Shamika shall file a current report on Form 8-K relating to this Agreement and the transactions contemplated hereby (the “Current Report”). Shamika shall cause the Current Report to be filed with the SEC no later than four business days of the Closing and to otherwise comply with all requirements of applicable federal and state securities laws.

4.3 Delivery of MIG Financial Statements.  MIG will deliver the MIG Financial Statements within sixty (60) days of the Closing.

4.4 Access to Properties and Records.  Shamika and MIG Mauritius will each afford to the officers and authorized representatives of the other reasonable access to the properties, books, and records of Shamika or MIG Mauritius in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of Shamika or MIG Mauritius as the other shall from time to time reasonably request.

4.5 Delivery of Books and Records.  At the Closing, MIG Mauritius shall deliver to Shamika, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of MIG Mauritius.

4.6 Actions Prior to Closing by both Parties.

(a)           From and after the date of this Agreement until the Closing Date or as permitted or contemplated by this Agreement, Shamika and MIG Mauritius will each: (i) carry on its business in substantially the same manner as it has heretofore; (ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty; (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it; (iv) perform in all material respects all of its obligation under material contracts, leases, and instruments relating to or affecting its assets, properties, and business; (v) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and (vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b)           Except as set forth herein, from and after the date of this Agreement until the Closing Date, neither Shamika nor MIG Mauritius will: (i) make any change in their organizational documents, charter documents or bylaws; (ii) take any action described in Section 2.6 in the case of MIG Mauritius, or in Section 3.6, in the case of Shamika (all except as permitted therein or as disclosed in the applicable party’s schedules); (iii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party’s schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services, or (iv) make or change any material tax election, settle or compromise any material tax liability or file any amended tax return.

4.7 Indemnification.

(a)           MIG Mauritius hereby agrees to indemnify Shamika and each of the officers, agents and directors of Shamika as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in Article II. The indemnification provided for in this paragraph shall not survive the Closing and consummation of the transactions contemplated hereby but shall survive the termination of this Agreement pursuant to Section 7.1(b) of this Agreement.

(b)           Shamika hereby agrees to indemnify MIG Mauritius and each of the officers, agents and directors of MIG Mauritius as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article III. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby in accordance with the provisions of Section 1.6.

4.8 Plan of Reorganization.  This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).  From and after the date of this Agreement and until the Closing Date, each Party hereto shall use its reasonable best efforts to cause the Share Exchange to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Share Exchange from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

4.9 Project Financing.  With the understanding that MIGPLC has the responsibility to bring in Vietnamese strategic alliance partners with the necessary technology, know-how and equipment for the initial production on the mining concessions referred to in paragraphs (a) and (b) below, Shamika hereby agrees to provide the project financing, required for the realization of the exploration and exploitation projects related to:

(a) the 254km2 property in Samlaut District, Battambang and Pailin provinces, in the Kingdom of Cambodia;

(b) the 94km2 property in Kompovpur Village, Samlaut District, in Battambang province, Kingdom of Cambodia; and

(c) other MIGPLC projects contributed to Shamika, subject to Shamika Board approval.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF SHAMIKA

The obligations of Shamika under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

5.1 Accuracy of Representations; Performance.  The representations and warranties made by MIG Mauritius in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and MIG Mauritius shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by MIG Mauritius prior to or at the Closing. Shamika may request to be furnished with a certificate, signed by a duly authorized officer of MIG Mauritius and dated the Closing Date, to the foregoing effect.

5.2 Officer’s Certificates.  Shamika shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of MIG Mauritius to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of MIG Mauritius threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, by or against MIG Mauritius which might result in any material adverse change in any of the assets, properties, business, or operations of MIG Mauritius.

5.3 No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of MIG Mauritius, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations.

5.4 Other Items. Shamika shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Shamika may reasonably request.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF MIG MAURITIUS

The obligations of MIG Mauritius under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

6.1 Accuracy of Representations; Performance.  The representations and warranties made by Shamika in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Shamika shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Shamika prior to or at the Closing.  MIG Mauritius shall have been furnished with a certificate, signed by a duly authorized executive officer of Shamika and dated the Closing Date, to the foregoing effect.

6.2 Officer’s Certificate.  MIG Mauritius shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized executive officer of Shamika to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Shamika threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

6.3 No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of Shamika nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of Shamika.

6.4 Good Standing.  MIG Mauritius shall have received a certificate of good standing from the Secretary of State of the State of Nevada or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that Shamika is in good standing as a corporation in the State of Nevada and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

6.5 Appointment of new Shamika Board Members.  Within forty-five (45) days of the Closing, Shamika shall appoint Dr. Robert Q. Lam and Christoph Eibl as members of the board of directors of Shamika.

6.6 Other Items.

(a)           MIG Mauritius shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as MIG Mauritius may reasonably request.

(b)           Complete and satisfactory due diligence review of Shamika by MIG Mauritius.

(c)           Approval of the Transaction by the Shamika Board.

(d)           There shall have been no material adverse changes in Shamika, financial or otherwise.

(e)           There shall be no Shamika Common Stock Equivalents outstanding as of immediately prior to the Closing except as disclosed in this Agreement.  For purposes of the foregoing, “Shamika Common Stock Equivalents” shall mean any subscriptions, warrants, options or other rights or commitments of any character to subscribe for or purchase from Shamika, or obligating Shamika to issue, any shares of any class of the capital stock of Shamika or any securities convertible into or exchangeable for such shares.

(g)           Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from Shamika’s lenders, creditors; vendors, and lessors.

ARTICLE VII

TERMINATION

7.1 Termination.

(a)           This Agreement may be terminated by either the MIG Mauritius Board or the Shamika Board at any time prior to the Closing Date if: (i) there shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; (ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions or in the judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the exchange; (iii) there shall have been any change after the date of the latest balance sheets of MIG Mauritius and Shamika, respectively, in the assets, properties, business, or financial condition of MIG Mauritius and Shamika, which could have a materially adverse affect on the value of the business of MIG Mauritius and Shamika respectively, as the case may be, dated as of the date of execution of this Agreement. In the event of termination pursuant to this paragraph (a) of Section 7.1, no obligation, right, or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated; (iv) the Closing Date shall not have occurred by March 15, 2011; or (v) if Shamika shall not have provided responses satisfactory in MIG Mauritius’ reasonable judgment to MIG Mauritius’ request for due diligence materials.

(b)           This Agreement may be terminated at any time prior to the Closing by action of the Shamika Board if MIG Mauritius shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of MIG Mauritius contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for seven days after notice of such failure is provided to MIG Mauritius. If this Agreement is terminated pursuant to this paragraph (b) of Section 7.1, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder, except that MIG Mauritius shall bear its own costs as well as the costs incurred by Shamika in connection with the negotiation, preparation, and execution of this Agreement and qualifying the offer and sale of securities contemplated hereby for exemption from the registration requirements of state and federal securities laws.

(c)           This Agreement may be terminated at any time prior to the Closing by action of the MIG Mauritius Board if Shamika shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Shamika contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for seven days after notice of such failure is provided to Shamika.  If this Agreement is terminated pursuant to this paragraph (c) of Section 7.1, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder, except that Shamika shall bear its own costs as well as the costs of MIG Mauritius incurred in connection with the negotiation, preparation, and execution of this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1 Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of Nevada.  Any dispute arising under or in any way related to this Agreement will be determined exclusively in the Federal or State Courts, for the County of New York, State of New York.

8.2 Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.

8.3 Attorney’s Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

8.4 Confidentiality.  Shamika, on the one hand, and MIG Mauritius, on the other hand, will keep confidential all information and materials regarding the other Party designated by such Party as confidential.  The provisions of this Section 8.4 shall not apply to any information which is or shall become part of the public domain through no fault of the Party subject to the obligation from a third party with a right to disclose such information free of obligation of confidentiality. Shamika and MIG Mauritius agree that no public disclosure will be made by either Party of the existence of the Transaction or the letter of intent or any of its terms without first advising the other Party and obtaining its prior written consent to the proposed disclosure, unless such disclosure is required by law, regulation or stock exchange rule.

8.5 Expenses.  Except as otherwise set forth herein, each party shall bear its own costs and expenses associated with the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, all costs and expenses incurred by MIG Mauritius and Shamika after the Closing shall be borne by the surviving entity.  After the Closing, the costs and expenses of the MIG Mauritius Holders shall be borne by the MIG Mauritius Holders.

8.6 Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

8.7 Third Party Beneficiaries.  This contract is solely between Shamika, MIG Mauritius and the MIG Mauritius Holders, and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

8.8 Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the transaction. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

8.9 Survival.  The representations and warranties of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated.

8.10 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

8.11 Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

8.12 Press Releases and Announcements.  No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above-written.

SHAMIKA 2 GOLD, INC. By:_____________________________ Name: Title:	MIG INTERNATIONAL MINING GROUP By:___________________________________ Name: Title:
MILLENNIUM INTERNATIONAL GROUP, LLC By:_____________________________ Name: Title:
WITNESS By: ____________________________ Tony Keogh	WITNESS By:_____________________________ Huy Lam

MAJORITY SHAREHOLDERS OF MIG

___________________________________ DT. ROBERT Q. LAM	___________________________________ ROBERT VIVIAN

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